                                                                   EXHIBIT 10.69



                                                               [Execution Copy]



                                CREDIT AGREEMENT


                          Dated as of October 15, 1996


                                      among


                                 RISCORP, INC.,
                                  as Borrower,


                        THE SUBSIDIARIES OF THE BORROWER
                         FROM TIME TO TIME PARTY HERETO,
                                 as Guarantors,


                               THE SEVERAL LENDERS
                         FROM TIME TO TIME PARTY HERETO


                                       AND


                           NATIONSBANK, N.A. (SOUTH),
                                    as Agent

                                TABLE OF CONTENTS


SECTION 1      DEFINITIONS............................................             1
  1.2          Definitions............................................             1
  1.2          Computation of Time Periods............................            25
  1.3          Accounting Terms.......................................            25

SECTION 2      CREDIT FACILITIES .....................................            26
  2.1          Revolving Loans .......................................            26
  2.2          Term Loan .............................................            27
  2.3          Interest ..............................................            28
  2.4          Committed Notes .......................................            29

SECTION 3      OTHER PROVISIONS RELATING TO CREDIT FACILITIES ........            29
  3.1          Default Rate ..........................................            29
  3.2          Extension and Conversion...............................            29
  3.3          Prepayments ...........................................            30
  3.4          Termination and Reduction of Revolving Committed
               Amount.................................................            31
  3.5          Fees ..................................................            31
  3.6          Capital Adequacy ......................................            32
  3.7          Inability To Determine Interest Rate ..................            32
  3.8          Illegality ............................................            32
  3.9          Requirements of Law ...................................            33
  3.10         Taxes .................................................            34
  3.11         Indemnity .............................................            36
  3.12         Pro Rata Treatment ....................................            37
  3.13         Sharing of Payments ...................................            38
  3.14         Payments, Computations, Etc. ..........................            38
  3.15         Evidence of Debt ......................................            40


SECTION 4      GUARANTY ..............................................            41
  4.1          The Guarantee .........................................            41
  4.2          Obligations Unconditional .............................            41
  4.3          Reinstatement .........................................            42
  4.4          Remedies ..............................................            43
  4.5          Rights of Contribution ................................            43
  4.6          Continuing Guarantee ..................................            44

SECTION 5      CONDITIONS ............................................            44
  5.1          Closing Conditions ....................................            44
  5.2          Conditions to all Extensions of Credit ................            45

SECTION 6      REPRESENTATIONS AND WARRANTIES ........................            46
  6.1          Financial Condition ...................................            46
  6.2          No Change; Dividends ..................................            47
  6.3          Organization; Existence; Compliance with Law ..........            47
  6.4          Power; Authorization; Enforceable Obligations .........            47
  6.5          No Legal Bar ..........................................            48
  6.6          No Material Litigation ................................            48
  6.7          No Default ............................................            48
  6.8          Ownership of Property; Liens ..........................            48
  6.9          No Burdensome Restrictions ............................            49
  6.10         Taxes .................................................            49
  6.11         ERISA .................................................            49
  6.12         Governmental Regulations, Etc. ........................            50
  6.13         Subsidiaries ..........................................            52
  6.14         Purpose of Loans ......................................            52
  6.15         Environmental Matters .................................            52
  6.16         Insurance Policies ....................................            53

SECTION 7      AFFIRMATIVE COVENANTS .................................            53
  7.1          Information Covenants .................................            53
  7.2          Preservation of Existence and Franchises ..............            57
  7.3          Books and Records .....................................            57
  7.4          Compliance with Law ...................................            57
  7.5          Payment of Taxes and Other Indebtedness ...............            57
  7.6          Insurance/Reinsurance .................................            57
  7.7          Maintenance of Property ...............................            58
  7.8          Performance of Obligations ............................            58
  7.9          Use of Proceeds .......................................            58
  7.10         Audits/Inspections ....................................            58
  7.11         Financial Covenants ...................................            58
  7.12         Additional Credit Parties .............................            59
  7.13         Ownership of Subsidiaries .............................            60
  7.14         Dividends .............................................            60

SECTION 8      NEGATIVE COVENANTS ....................................            60
  8.1          Indebtedness ..........................................            61
  8.2          Liens .................................................            62
  8.3          Nature of Business ....................................            62
  8.4          Consolidation, Merger, Sale or Purchase of
               Assets, etc. ..........................................            62
  8.5          Advances, Investments, Loans, etc. ....................            63
  8.6          Restricted Payments ...................................            63
  8.7          Prepayments of Indebtedness, etc. .....................            63
  8.8          Transactions with Affiliates ..........................            64
  8.9          Fiscal Year ...........................................            64
  8.10         Limitation on Restrictions on Subsidiary
                 Dividends and Other Distributions, etc. .............            64
  8.11         Issuance of Stock .....................................            64
  8.12         Sale Leasebacks .......................................            64
  8.13         Settlements ...........................................            65
  8.14         No Further Negative Pledges ...........................            65
  8.15         No Foreign Subsidiaries ...............................            65

SECTION 9      EVENTS OF DEFAULT .....................................            65
  9.1          Events of Default .....................................            65
  9.2          Acceleration; Remedies ................................            68

SECTION 10     AGENCY PROVISIONS .....................................            69
 10.1          Appointment ...........................................            69
 10.2          Delegation of Duties ..................................            70
 10.3          Exculpatory Provisions ................................            70
 10.4          Reliance on Communications ............................            70
 10.5          Notice of Default .....................................            71
 10.6          Non-Reliance on Agent and Other Lenders ...............            71
 10.7          Indemnification .......................................            72
 10.8          Agent in its Individual Capacity ......................            72
 10.9          Successor Agent .......................................            72

SECTION 11     MISCELLANEOUS .........................................            73
 11.1          Notices ...............................................            73
 11.2          Right of Set-Off ......................................            74
 11.3          Benefit of Agreement ..................................            74
 11.4          No Waiver; Remedies Cumulative ........................            77
 11.5          Payment of Expenses, etc. .............................            78
 11.6          Amendments, Waivers and Consents ......................            78
 11.7          Counterparts ..........................................            79
 11.8          Headings ..............................................            79
 11.9          Survival ..............................................            79
 11.10         Governing Law; Submission to Jurisdiction;
                 Venue ...............................................            79
 11.11         Severability ..........................................            80
 11.12         Entirety ..............................................            80
 11.13         Binding Effect; Termination ...........................            81
 11.14         Confidentiality .......................................            81
 11.15         Source of Funds .......................................            81



                                    SCHEDULES

Schedule    1.1A             Existing Affiliate Contracts
Schedule    1.1B             Investments
Schedule    1.1C             Liens
Schedule    2.1(a)           Lenders
Schedule    2.1(b)(i)        Form of Notice of Borrowing
Schedule    2.4              Form of Committed Note
Schedule    3.2              Form of Notice of Extension/Conversion
Schedule    5.1(e)           Form of Legal Opinion
Schedule    6.1(a)           Financial Statement Disclosures
Schedule    6.4              Required Consents, Authorizations, Notices
                               and Filings
Schedule    6.6              Litigation
Schedule    6.13             Subsidiaries
Schedule    7.1(c)           Form of Officer's Compliance Certificate
Schedule    7.12             Form of Joinder Agreement
Schedule    8.1              Indebtedness
Schedule    11.3(b)          Form of Assignment and Acceptance


                                CREDIT AGREEMENT



     THIS CREDIT AGREEMENT dated as of October 15, 1996 (the "Credit Agreement"), is by and among RISCORP, INC., a Florida corporation (the "Borrower"), the subsidiaries of the Borrower identified on the signature pages hereto and such other subsidiaries as may from time to time become a party hereto (the "Guarantors"), the several lenders identified on the signature pages hereto and such other lenders as may from time to time become a party hereto (the "Lenders") and NATIONSBANK, N.A. (SOUTH), as agent for the Lenders (in such capacity, the "Agent").

                              W I T N E S S E T H

     WHEREAS, the Borrower has requested that the Lenders provide a $50,000,000 credit facility for the purposes hereinafter set forth;

     WHEREAS, the Lenders have agreed to make the requested credit facility available to the Borrower on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                                   DEFINITIONS

     1.1 Definitions. As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

          "Actuarial Report" shall mean an actuarial review and valuation statement of an Insurance Subsidiary's loss and loss adjustment expense reserve positions as of December 31 of any fiscal year (or such other date requested by the Agent), with respect to the insurance business in force, and covering such other subjects as are customary in actuarial reviews and reasonably requested by the Agent, prepared by an independent actuarial firm reasonably acceptable to the Agent in accordance with reasonable actuarial assumptions and procedures, not inconsistent with the assumptions and procedures previously employed, and accompanied by a report prepared by such actuarial firm reviewing the adequacy of loss reserves of each Insurance Subsidiary (which firm shall be provided access to or copies of all reserves analyses and valuations relating to the insurance business of each such Insurance Subsidiary) together with its opinion affirming the adequacy of such loss reserves.

          "Additional Credit Party" means each Person that becomes a Guarantor after the Closing Date by execution of a Joinder Agreement.

          "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agency Services Address" means NationsBank, N.A., NC1-001-15-04, 101 North Tryon Street, Charlotte, North Carolina 28255, Attn: Agency Services, or such other address as may be identified by written notice from the Agent to the Borrower.

          "Agent" shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

          "Agent's Fee Letter" means that certain letter agreement, dated as of October 11, 1996, between the Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

          "Agent's Fees" shall have the meaning assigned to such term in Section 3.5(b).

          "Annual Statement" means, with respect to any Insurance Subsidiary, such Insurance Subsidiary's annual statement to the insurance regulatory authorities of its domiciliary state, as the same may be amended from time to time.

          "Applicable Percentage" means, for purposes of calculating the applicable interest rate for any day for any Eurodollar Loan, the appropriate applicable percentage corresponding to the Consolidated Funded Debt Coverage Ratio in effect as of the most recent Calculation Date:

=========================================================================
                                                                Applicable
                                   Consolidated                 Percentage
                                    Funded Debt                    for
                                     Coverage                   Eurodollar
    Pricing Level                      Ratio                      Loans
-------------------------------------------------------------------------
          I                         Greater than                   1.75%
                                        1.75
-------------------------------------------------------------------------
          II                        Greater than                   1.50%
                                   1.25 but less
                                   than or equal
                                      to 1.75
-------------------------------------------------------------------------
         III                        Greater than                   1.25%
                                   1.00 but less
                                   than or equal
                                      to 1.25
-------------------------------------------------------------------------
          IV                        Greater than                   1.00%
                                   0.75 but less
                                   than or equal
                                      to 1.00
-------------------------------------------------------------------------
          V                         Less than or                   0.75%
                                  equal to 0.75
=========================================================================


     The Applicable Percentages shall be determined and adjusted quarterly on the date (each a "Calculation Date") five Business Days after the date by which the Borrower is required to provide the officer's certificate in accordance with the provisions of Section 7.1(c); provided, however that
     (i) the initial Applicable Percentages shall be based on Pricing Level II (as shown above) and shall remain at Pricing Level II until the first Calculation Date subsequent to the Closing Date and, thereafter, the Pricing Level shall be determined by the then current Consolidated Funded Debt Coverage Ratio, and (ii) if the Borrower fails to provide the officer's certificate to the Agency Services Address as required by Section 7.1(c), the Applicable Percentage from such Calculation Date shall be based on Pricing Level I until such time as an appropriate officer's certificate is provided, whereupon the Pricing Level shall be determined by the then current Consolidated Funded Debt Coverage Ratio. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all existing Loans as well as any new Loans made or issued.

          "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

          "Bankruptcy Event" means, with to any Person, the occurrence of any of the following with respect to such

     Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or
     (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or
     (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

          "Base Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

          "Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

          "Borrower" means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

          "Borrower's Obligations" means, without duplication, (i) all of the obligations of the Borrower to the Lenders and the Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or Sarasota, Florida are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England, Charlotte, North Carolina and New York, New York.

          "Calculation Date" has the meaning set forth in the definition of Applicable Percentage.

          "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "Change of Control" means the occurrence of any of the following events: (i) William D. Griffin shall fail to have beneficial ownership, directly or indirectly, of at least 51% of the of the combined voting power of all Voting Stock of the Borrower, (ii) excluding William D. Griffin, any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower, (iii) the shareholders of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower, or (iv) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

          "Closing Date" means the date hereof.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

          "Commitment" means with respect to each Lender, the Revolving Commitment of such Lender and the Term Loan Commitment of such Lender.

          "Commitment Percentage" means, for any Lender, the percentage identified as its Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

          "Committed Note" means a promissory note of the Borrower in favor of a Lender delivered pursuant to Section 2.4 and evidencing the Loans of such Lender, as such promissory note may be amended, modified, restated or replaced from time to time.

          "Consolidated Capital Expenditures" means, for any period, all capital expenditures of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

          "Consolidated Capitalization" means, at any time, the sum of (i) Consolidated Net Worth at such time plus (ii) Consolidated Funded Indebtedness at such time.

          "Consolidated Cash Restricted Payments" means, for any period, all cash Restricted Payments made by the Borrower and any of its Subsidiaries (other than any such Restricted Payments made to the Borrower or a Subsidiary) for such period.

          "Consolidated EBITDA" means, for any period, the sum of (a) Consolidated Net Income for such period plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense for such period, (ii) Consolidated Tax Expense for such period, (iii) consolidated depreciation and amortization expense of the Borrower and its Subsidiaries for such period and (iv) all other non-cash expenses of the Borrower and its Subsidiaries for such period less (c) to the extent included in Consolidated Net Income, amortization of negative goodwill, all as determined in accordance with GAAP.

          "Consolidated Current Maturities Coverage Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) (i) Consolidated EBITDA for the four-quarter period ended as of such date minus
     (ii) Consolidated Capital Expenditures for the four-quarter period ended as of such date minus (iii) Consolidated Tax Expense for the four-quarter period ended as of such date minus (iv) Consolidated Cash Restricted Payments for the four-quarter period ended as of such date minus (v) all non-cash gains and other items taken into account in determining Consolidated EBITDA for the four-quarter period ended as of such date to (b) Consolidated Scheduled Funded Indebtedness Payments as of such date.

          "Consolidated Funded Debt Coverage Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated EBITDA for the four fiscal-quarter period ended as of such date.

          "Consolidated Funded Indebtedness" means, at any time, the outstanding principal amount of all Funded Indebtedness, without duplication, of the Borrower and its Subsidiaries at such time.

          "Consolidated Interest Expense" means, for any period, all interest expense of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.

          "Consolidated Leverage Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated Capitalization as of such date.

          "Consolidated Net Income" means, for any period, net income after taxes for such period for the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

          "Consolidated Net Worth" means, as of any date, total shareholders' equity of the Borrower and its Subsidiaries as of such date, as determined in accordance with GAAP, excluding the effect of FASB 115.

          "Consolidated Net Written Premiums" means, as of the last day of any fiscal year, with respect to the Insurance Subsidiaries, the sum of the total amount of premiums written after deducting or adding premiums on business ceded to or assumed from others (as shown on line 32, column 4, Part 2B of page 9 of the Annual Statement for such date) by the Insurance Subsidiaries on a consolidated basis in accordance with SAP.

          "Consolidated Net Written Premiums to Statutory Surplus Ratio" means, as of the last day of any fiscal year, the ratio of (i) Consolidated Net Written Premiums as of such date to (ii) Consolidated Statutory Surplus as of such date.

          "Consolidated Scheduled Funded Indebtedness Payments" means, as of the last day of any fiscal quarter of the Borrower, the scheduled payments of principal on Funded Indebtedness for the Borrower and its Subsidiaries for the twelve month period ending on such date. With respect to the Revolving Loans, Consolidated Scheduled Funded Indebtedness Payments shall be deemed to be (i) as of the last day of any fiscal quarter ending on or before September 30, 1997, one fifth (1/5) of the average daily outstanding principal balance on the Revolving Loans during the immediately preceding fiscal quarter and (ii) as of the last day of any fiscal quarter ending after October 1, 1997 and on or before the Conversion Date, one-quarter (1/4) of the average daily outstanding principal balance on the Revolving Loans during the immediately preceding fiscal quarter.

          "Consolidated Statutory Surplus" means, as of any date, with respect to the Insurance Subsidiaries, the aggregate amount (without duplication) of policyholders' surplus (as shown on line 25 in column 1 on page 3 of such Person's most recent SAP Statement) of the Insurance Subsidiaries on a consolidated basis in accordance with SAP, or an amount determined in a consistent manner for any date other than one as of which a SAP Statement is prepared.

          "Consolidated Tax Expense" means, for any period, all income tax expense of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.

          "Conversion Date" means September 30, 1998.

          "Credit Documents" means a collective reference to this Credit Agreement, the Notes, each Joinder Agreement, the Agent's Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

          "Credit Party" means any of the Borrower and the Guarantors.

          "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Delivered Annual Statements" means (i) with respect to RISCORP Insurance, that certain Annual Statement, as filed with the appropriate Governmental Authorities of its state of domicile, for the fiscal year ending December 31, 1995, (ii) with respect to RISCORP Property, those certain Annual Statements, as filed with the appropriate Governmental Authorities of its state of domicile, for the fiscal years ending December 31, 1995 and December 31, 1994 and (iii) with respect to RISCORP National Insurance, those certain Annual Statements, as filed with the appropriate Governmental Authorities of its state of domicile, for the fiscal years ending December 31, 1995, December 31, 1994 and December 31, 1993.

          "Dollars" and "$" means dollars in lawful currency of the United States of America.

          "Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

          "ERISA Affiliate" means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

          "Eurodollar Loan" means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

          "Eurodollar Rate" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

               Eurodollar Rate =         Interbank Offered Rate
                                   -----------------------------------
                                       1 Eurodollar Reserve Percentage

          "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar

     Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Event of Default" means such term as defined in Section 9.1.

          "Existing Affiliate Contracts" means those certain agreements identified on Schedule 1.1A attached hereto, as such agreements exist as of the Closing Date.

          "Fees" means all fees payable pursuant to Section 3.5.

          "Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (B) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

          "Funded Indebtedness" means, with respect to any Person, without duplication, (i) all Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases, (iii) all Guaranty Obligations of such Person with respect to Funded Indebtedness of another Person, (iv) the maximum available amount of all standby letters of credit or acceptances issued or created for the account of such Person, (v) all Funded Indebtedness of another Person secured by a Lien on any Property of such Person, whether or not such Funded Indebtedness has been assumed, and (vi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Funded Indebtedness of any Person shall include the Funded Indebtedness of any partnership or joint venture in which such Person is, a general partner or joint venturer.

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section
     1.3 hereof.

          "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Guarantor" means each of those Persons identified as a "Guarantor" on the signature pages hereto, and each Additional Credit Party which may hereafter execute a Joinder Agreement, together with their successors and permitted assigns.

          "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

          "Hedging Agreements" means any interest rate protection agreement between the Borrower and any Lender, or any Affiliate of a Lender, entered into in order to manage existing or anticipated interest rate risks associated with the obligations of the Borrower to the Lenders and the Agent under this Credit Agreement, the Notes or any of the other Credit Documents.

          "Home Office Building" means, collectively, (i) the office building occupied by the Borrower and its Subsidiaries, (ii) the realty upon which such building is located, at 1390 Main Street, Sarasota, Florida, and (iii) the parking area dedicated to such office building, all of which is owned by RISCORP Insurance.

          "Indebtedness" of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (v) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements (including, but not limited to, the Hedging Agreements) (it being understood that the amount of Indebtedness under any agreement described in this subclause (ix), as of any date, shall be deemed to be equal to the termination value payable by such Person if such agreement were terminated on such date), (x) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and
     (xi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; provided that Indebtedness shall not include (i) obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements or Retrocession Agreements (including, without limitation, cut-through endorsements related thereto) entered into by, any Insurance Subsidiary in the ordinary course of its business and (ii) obligations with respect to Surplus Relief Reinsurance ceded by the Borrower or any Insurance Subsidiary. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

          "Insurance Subsidiary" means RISCORP Insurance, RISCORP Property, RISCORP National Insurance and all other Wholly Owned Subsidiaries of the Borrower licensed to engage in the business of property and casualty insurance.

          "Interbank Offered Rate" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the rate of interest, determined by the Agent on the basis of the offered rates for deposits in dollars for a period of time corresponding to such Interest Period (and commencing on the first day of such Interest Period), appearing on Telerate Page 3750 (or, if, for any reason, Telerate Page 3750 is not available, the Reuters Screen LIBO Page) as of approximately 11:00 A.M. (London time) two (2) Business Days before the first day of such Interest Period. As used herein, "Telerate Page 3750" means the display designated as page 3750 by Dow Jones Telerate, Inc. (or such other page as may replace such page on that service for the purpose of displaying the British Bankers Association London interbank offered rates) and "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

          "Intercompany Indebtedness" means any Indebtedness of a Credit Party which (i) is owing to any other Credit Party and (ii) by its terms is specifically subordinated in right of payment to the prior payment of the obligations of the Credit Parties under this Credit Agreement and the other Credit Documents on terms and conditions reasonably satisfactory to the Required Lenders.

          "Interest Payment Date" means, (i) as to any Base Rate Loan, the last day of each March, June, September and December, the date of repayment of principal of such Loan, the Conversion Date and the Termination Date and
     (ii) as to any Eurodollar Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Conversion Date and on the Termination Date, and in addition where the applicable Interest Period is more than 3 months, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

          "Interest Period" means, as to any Eurodollar Loan, a period of one, two or three month's duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) with respect to any Revolving Loan, no Interest Period shall extend beyond the Conversion Date, (C) with respect to the Term Loan, no Interest Period shall extend beyond the Termination Date, (D) with regard to any Eurodollar Loan constituting a portion of the Term Loan, no Interest Period shall extend beyond any principal amortization payment date unless the portion of the Term Loan comprised of Base Rate Loans together with the portion of the Term Loan comprised of Eurodollar Loans with Interest Periods expiring prior to the date such principal amortization payment is due, is at least equal to the amount of such principal amortization payment due on such date, and (E) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

          "Investment", in any Person, means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of, or equity interest in, such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

          "Investment Grade Securities" means (i) U.S. Government Obligations;
     (ii) any certificate of deposit, maturing not more than 365 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment there is made, of A (or higher) according to Standard & Poor's Corporation ("S&P") or Moody's Investors Services, Inc. ("Moody's"), or Al (or higher) by IBCA Ltd., or if none of S&P, Moody's and IBCA Ltd. shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) with a rating, at the time as of which any investment therein is made, of A1 (or higher) according to S&P or "P-1" (or higher) according to Moody's, or if neither of S&P and Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (iv) any bankers' acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment there is made, of "A" (or higher) according to S&P or Moodys or "A1" (or higher) by IBCA Ltd., or if none of S&P, Moody's and IBCA Ltd. shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (v) any other debt securities or debt instruments with a rating of BBB- or higher by S&P, Baa-3 or higher by Moody's, Class (2) or higher by NAIC or the equivalent of such rating by S&P, Moody's or NAIC, or if none of S&P, Moody's and NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (vi) preferred stock with a rating of BBB- or higher by S&P, Baa-3 or higher by Moody's, Class (2) or higher by NAIC or the equivalent of such rating by S&P, Moody's or NAIC, or if none of S&P, Moody's and NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, provided that such preferred stock is mandatorily redeemable and required to be treated as a debt instrument in accordance with GAAP and (vii) any fund investing exclusively in investments of the types described in clauses (i) through (vi) above. For this purpose, "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

          "IRIS Tests" shall mean the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System or, in lieu thereof, any successor thereto, replacement thereof, substitute therefor or other substantially similar guidelines intended to measure the financial performance of companies in the property and casualty insurance industry, as the same shall be in effect from time to time.

          "Joinder Agreement" means a Joinder Agreement substantially in the form of Schedule 7.12 hereto, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 7.12.

          Lenders" means each of the Persons identified as a "Lender" on the signature pages hereto, and each Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

          "Loan" or "Loans" means the Revolving Loans and/or the Term Loan (or a portion of any Revolving Loan or Term Loan bearing interest at the Base Rate or the Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan), individually or collectively, as appropriate.

          "Management Agreements" means, collectively, (i) that certain Management Agreement, dated as of January 1, 1995, by and between RISCORP Insurance and the Borrower, (ii) that certain Management Agreement, dated as of January 1, 1995, by and between RISCORP Property and the Borrower,
     (iii) that certain Management and Services Agreement, dated as of June 13, 1996, by and between RISCORP National Insurance and the Borrower, and (iv) any agreements assigning the rights and/or obligations of the Borrower under the Management Agreements to RISCORP Management, each as may be amended or modified from time to time hereafter by the parties thereto.

          "Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Borrower or any of its Subsidiaries, (ii) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (iii) the material rights and remedies of the Lenders under the Credit Documents.

          "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

          "Multiple Employer Plan" means a Plan which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

          "NAIC" means the National Association of Insurance Commissioners and any successor thereof.

          "NationsBank" means NationsBank, N.A. (South) and its successors.

          "Non-Excluded Taxes" means such term as is defined in Section 3.10.

          "Non-Guarantor Subsidiary" means any Non-Insurance Subsidiary which is not a Guarantor.

          "Non-Insurance Subsidiary" means any Subsidiary of the Borrower which is not an Insurance Subsidiary.

          "Note" or "Notes" means any Committed Note.

          "Notice of Borrowing" means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i) or Section 2.2(b).

          "Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Schedule 3.2, as required by
     Section 3.2.

          "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

          "Permitted Investments" means any of the following: (i) cash; (ii) Investment Grade Securities; (iii) Investments in non-Investment Grade Securities so long as (a) the fair saleable value of All non-Investment Grade Securities held by the Insurance Subsidiaries does not exceed 10% of the consolidated Total Invested Assets of the Insurance Subsidiaries and
     (b) the fair saleable value of all non-Investment Grade Securities held by the Borrower and its Subsidiaries (including Insurance Subsidiaries) does not exceed 10% of the aggregate fair saleable value of all securities held by the Borrower and its Subsidiaries (including the Insurance Subsidiaries) on a consolidated basis; (iv) advances or loans to directors, officers, employees, agents, customers of suppliers (A) made in the ordinary course of business and consistent with the past practices of the Credit Parties or (B) to the extent not permitted by the foregoing subclause (A), that do not exceed $2,000,000 in the aggregate at any one time outstanding; (v) Investments in any Credit Party; (vi) Intercompany Indebtedness permitted by Section 8.1(c); (vii) Investments in a Non-Guarantor Subsidiary, provided that such Investments do not exceed $500,000 in the aggregate at any one time outstanding; (viii) accounts receivable created, acquired or made by the Borrower or any of its Subsidiaries in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (ix) Investments consisting of stock, obligations, securities or other property received by the Borrower or any of its Subsidiaries in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (x) repurchase agreements entered into by a Person with a commercial banking institution (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $100,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; (xi) the Home Office Building; (xii) Investments of the Borrower in any Insurance Subsidiary, provided that no Default or Event of Default exists hereunder or would occur as a result thereof; (xiii) other Investments existing as of the Closing Date and set forth in Schedule 1.1B; (xiv) Guaranty Obligations permitted by Section 8.1; (xv) acquisitions permitted by Section 8.4(d); and (xvi) transactions permitted by Section 8.8.

          "Permitted Liens" means:

               (i)   Liens in favor of the Agent on behalf of the Lenders;

               (ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

               (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

               (iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower and its Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

               (v) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

               (vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

               (vii) Liens on Property securing purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 8.1(f)(i), provided that (i) the Indebtedness secured by such Liens does not exceed the purchase price of the assets financed and (ii) any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

               (viii) Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, the Borrower or any Insurance Subsidiary in the ordinary course of business;

               (ix)   deposits with insurance regulatory authorities;

               (x) Liens on assets at the time such assets are acquired by the Borrower or any Subsidiary; provided that such Liens are not created in contemplation of such acquisition;

               (xi) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

               (xii)  Liens existing as of the Closing Date and set forth on
          Schedule 1.1C; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date.

          "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

          "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by NationsBank as its prime rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by NationsBank in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by NationsBank to any debtor).

          "Pro Forma Basis" means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Agent and the Lenders have received the officer's certificate in accordance with the provisions of Section 7.1(c). As used herein, "transaction" means (i) any incurrence, assumption or retirement of Indebtedness as referred to in
     Section 8.1(f)(i), (ii) any acquisition of capital stock or securities or any purchase, lease or other acquisition of Property as referred to in
     Section 8.4(d), (iii) any Restricted Payment as referred to in Section 8.6(d) or (iv) any settlement as referred to in Section 8.13. With respect to any transaction of the type described in clause (i) above regarding Indebtedness which has a floating or formula rate, the implied rate of interest for such Indebtedness for the applicable period for purposes of this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

          Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Quarterly Statement" means, with respect to any Insurance Subsidiary, such Insurance Subsidiary's quarterly statement to the insurance regulatory authorities of its domiciliary state, as the same may be amended from time to time.

          "Register" shall have the meaning given such term in Section 11.3(c).

          "Regulation G, T, U, or X" means Regulation G, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Reinsurance Agreements" shall mean any agreement, contract, treaty, certificate or other arrangement whereby an Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed by such an Insurance Subsidiary under a policy or policies of insurance issued by such an Insurance Subsidiary.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the post-event notice requirement is waived under subsections .13, .14, .18, .19, or .20 of PBGC Reg. Section 2615.

          "Required Lenders" means, at any time, Lenders which are then in compliance with their obligations hereunder (as determined by the Agent) and holding in the aggregate at least 51% of (i) the Revolving Commitments or (ii) if the Revolving Commitments have been terminated, the outstanding Loans.

          "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

          "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries, now or hereafter outstanding.

          "Retrocession Agreement" means any agreement, contract, treaty or other arrangement (other than Surplus Relief Reinsurance) whereby any insurer cedes or assumes reinsurance to or from other insurers.

          "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender in an aggregate principal amount at any time outstanding of up to such Lender's Commitment Percentage of the Revolving Committed Amount, to make Revolving Loans in accordance with the provisions of Section 2.1(a).

          "Revolving Committed Amount" shall have the meaning assigned to such term in Section 2.1(a).

          "Revolving Loans" shall have the meaning assigned to such term in
     Section 2.1(a).

          "RISCORP Insurance" means RISCORP Insurance Company, a Florida stock insurance company.

          "RISCORP Management" means RISCORP Management Services, Inc., a Florida corporation.

          "RISCORP National Insurance" means RISCORP National Insurance Company (f/k/a Atlas Insurance Company), a Missouri corporation.

          "RISCORP Property" means RISCORP Property & Casualty Insurance Company, a Florida corporation.

          "Risk Based Capital Act" means the Risk Based Capital Model Act and the rules, regulations and procedures prescribed from time to time by the NAIC with respect thereto, in each case as amended, modified or supplemented from time to time by the NAIC.

          "SAP" means, with respect to any Insurance Subsidiary, the accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of domicile of such insurance company for the preparation of Annual Statements, Quarterly Statements and other financial reports by insurance corporations of the same type as such Insurance Subsidiary, as applied on a consistent basis and subject to the terms of Section 1.3 hereof.

          "SAP Statement" means an Annual Statement or a Quarterly Statement.

          "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Subordinated Debt Agreement" shall mean that certain Note Purchase Agreement, dated as of January 1, 1995 (as amended by that certain Consent, Waiver and First Amendment to Amended and Restated Note Purchase Agreement, dated as of February 26, 1996, and as further amended by that certain Second Amendment to Amended and Restated Note Purchase Agreement, dated as October 15, 1996) between the Borrower and American Re-Insurance Company, providing for the incurrence by the Borrower of the Subordinated Debt, as may be hereafter amended, supplemented, renewed or replaced from time to time as permitted by Section 8.7(a) hereof.

          "Subordinated Indebtedness" shall mean the indebtedness owed by the Borrower to American Re-Insurance Company, pursuant to the Subordinated Debt Agreement.

          "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

          "Surplus Relief Reinsurance" means any transaction in which any Insurance Subsidiary cedes business under a Reinsurance Agreement that would be considered a "financing type" Reinsurance Agreement as determined by the independent certified public accountants of the Borrower in accordance with principles published by the Financial Accounting Standards Board (including, but not limited to FASB 113 and EITF #93-6).

          "Term Loan" shall have the meaning assigned to such term in Section 2.2(a).

          "Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan in a principal amount equal to such Lender's Commitment Percentage of the Term Loan Committed Amount.

          "Term Loan Committed Amount" shall have the meaning assigned to such term in Section 2.2(a).

          "Termination Date" means September 30, 2001.

          "Termination Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to
     Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

          "Total Invested Assets" means, with respect to any Insurance Subsidiary, the amount set forth on line 8(a) in column 1 on page 2 of such Insurance Subsidiary's most recent SAP Statement.

          "Unused Fee" shall have the meaning assigned to such term in Section 3.5(a).

          "Unused Fee Calculation Period" shall have the meaning assigned to such term in Section 3.5(a).

          "Unused Revolving Committed Amount" means, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily average sum for such period of the outstanding aggregate principal amount of all Revolving Loans.

          "Voting Stock" means, with respect to any Person, capital stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          "Wholly Owned Subsidiary" of any Person means any Subsidiary 100% of whose Voting Stock or other equity interests is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

     1.2 Computation of Time Periods. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

     1.3 Accounting Terms.

        (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, (i) with respect to the Borrower and its consolidated Subsidiaries, in accordance with GAAP applied on a consistent basis and (ii) with respect to the Insurance Subsidiaries, in accordance with SAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP or SAP, as appropriate, applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to
     Section 6.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.1 hereof, consistent with the financial statements as at December 31, 1995); provided, however, if (a) a Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP, SAP or the rules promulgated with respect thereto or (b) the Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by such Borrower to the Lenders as to which no such objection shall have been made.

          (b) All references to line items in any column and on any page of an Insurance Subsidiary's SAP Statement are deemed to be references to the equivalent item in the event that the form of such Person's SAP Statement is amended.


                                    SECTION 2

                                CREDIT FACILITIES

    2.1 Revolving Loans.

          (a) Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower such Lender's Commitment Percentage of revolving credit loans requested by the Borrower in Dollars ("Revolving Loans") from time to time from the Closing Date until the Conversion Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein for the purposes hereinafter set forth; provided, however, that the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the "Revolving Committed Amount"); provided, further, (i) with regard to each Lender individually, such Lender's outstanding Revolving Loans shall not exceed such Lender's Commitment Percentage of the Revolving Committed Amount, and
    (ii) with regard to the Lenders collectively, the aggregate principal amount of outstanding Revolving Loans shall not exceed the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, that, prior to the Conversion Date, no more than 8 Eurodollar Loans shall be outstanding hereunder at any time. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period. Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

          (b) Revolving Loan Borrowings.

               (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day prior to the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing
          (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Agent shall give notice to each affected Lender promptly upon receipt of each Notice of Borrowing pursuant to this
          Section 2.1(b)(i), the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

               (ii) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is a Revolving Loan shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

               (iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Borrower as specified in Section 3.14(a), or in such other manner as the Agent may specify in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

          (c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Conversion Date.

     2.2 Term Loan.

          (a) Term Commitment. Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make available to the Borrower on the Conversion Date such Lender's Commitment Percentage of a term loan in Dollars (the "Term Loan") in the aggregate principal amount equal to the outstanding principal balance on the Revolving

     Loans as of such date (the "Term Loan Committed Amount"). The Term Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that, on and after the Conversion Date, no more than 3 Eurodollar Loans shall be outstanding hereunder at any time. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period. Amounts repaid on the Term Loan may not be reborrowed.

          (b) Borrowing Procedures. The Borrower shall submit an appropriate Notice of Borrowing to the Agent not later than 11:00 A.M. (Charlotte, N.C.
     time) on the Conversion Date, with respect to the portion of the Term Loan initially consisting of a Base Rate Loan, or on the third Business Day prior to the Conversion Date, with respect to the portion of the Term Loan initially consisting of one or more Eurodollar Loans, which Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of a Term Loan is requested and (ii) whether the funding of the Term Loan shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to deliver such Notice of Borrowing to the Agent by 11:00 A.M. (Charlotte, N.C. time) on the third Business Day prior to the Conversion Date, then the full amount of the Term Loan shall be disbursed on the Conversion Date as a Base Rate Loan. Each Lender shall make its Commitment Percentage of the Term Loan available to the Agent for the account of the Borrower at the office of the Agent specified in Section 11.1, or at such other office as the Agent may designate in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the Conversion Date in Dollars and in funds immediately available to the Agent.

          (c) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is part of the Term Loan shall be in an aggregate principal amount that is not less than $1,000,000 and integral multiples of $100,000 (or the then remaining principal balance of the Term Loan, if less).

          (d) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in twelve (12) equal and consecutive quarterly installments, such installments being (i) in an amount equal to one-twelfth (1/12) of the outstanding balance of the Term Loan as of the Conversion Date and (ii) due and payable as of the last day of each March, June, September and December (beginning on December 31, 1998 and ending on the Termination Date).

     2.3 Interest. Subject to the provisions of Section 3.1, all Loans shall bear interest at a per annum rate equal to:

          (a) Base Rate Loans. During such periods as Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate;

          (b) Eurodollar Loans. During such periods as Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Eurodollar Rate plus the Applicable Percentage.

Interest on Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

     2.4 Committed Notes. The Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to such Lender in an original principal amount equal to such Lender's Commitment Percentage of the Revolving Committed Amount and in substantially the form of Schedule 2.4.

                                    SECTION 3

                 OTHER PROVISIONS RELATING TO CREDIT FACILITIES

     3.1 Default Rate. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 3% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 3% greater than the Base Rate).

     3.2 Extension and Conversion. Subject to the terms of Section 5.2, the Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in
Section 3.8, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in
Section 1.1 and shall be in such minimum amounts as provided in, with respect to Revolving Loans, Section 2.1(b)(ii) or, with respect to the Term Loan, 2.2(c),
(iv) prior to the Conversion Date, no more than 8 Eurodollar Loans shall be outstanding hereunder at any time and, on and after the Conversion Date, no more than 3 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period), and (v) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (ii), (iii), (iv), (v) and (vi) of Section 5.2. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

     3.3 Prepayments.

          (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time, subject to Section 3.11, but otherwise without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Agent and specifying the applicable Loans to be prepaid; (ii) any prepayment of Eurodollar Loans will be subject to Section 3.11; and
     (iii) each such partial prepayment of Loans shall be in a minimum principal amount of $1,000,000. Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect.

          (b) Mandatory Prepayments. If at any time, the sum of the aggregate principal amount of outstanding Revolving Loans shall exceed the Revolving Committed Amount, the Borrower promises to prepay immediately the outstanding principal balance on the Revolving Loans in an amount sufficient to eliminate such excess.

          (c) General. All prepayments made pursuant to this Section 3.3 shall
     (i) be subject to Section 3.11 and (ii) unless the Borrower shall specify otherwise, be applied first to Base Rate Loans, if any, and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments of the Term Loan pursuant to this Section 3.3 shall be applied to principal installments thereof in inverse order of maturity. Amount prepaid on the Revolving Loans may be reborrowed in accordance with the provisions hereof. Amounts prepaid on the Term Loan may not be reborrowed.

           3.4 Termination and Reduction of Revolving Committed Amount.

          (a) Voluntary Reductions. The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $3,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days' prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Revolving Loans to exceed the Revolving Committed Amount unless, concurrently with such termination or reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess. The Commitments of the Lenders shall automatically terminate on (i) with respect to the Revolving Commitments, the Conversion Date and (ii) with respect to the Term Loan Commitments, the Termination Date. The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrower pursuant to this Section 3.4(a).

          (b) Termination. The Revolving Commitments of the Lenders shall automatically terminate on the Conversion Date.

          (c) General. The Borrower shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 3.5(a), on the date of each termination or reduction of the Revolving Committed Amount, the Unused Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

          3.5 Fees.

               (a) Unused Fee. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower agrees to pay to the Agent for the account of each Lender a fee (the "Unused Feel") on the Unused Revolving Committed Amount computed at a per annum rate of 0.25% for each day during the applicable Unused Fee Calculation Period (hereinafter defined). The Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last business day of each March, June, September and December (and any date that the Revolving Committed Amount is reduced as provided in Section
          3.4 (a) and the Conversion Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Unused Fee is payable hereunder being, herein referred to as an "Unused Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

               (b) Administrative Fees. The Borrower agrees to pay to the Agent, for its own account, the fees referred to in the Agent's Fee Letter (collectively, the "Agent's Fees").

          3.6 Capital Adequacy. If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

          3.7 Inability To Determine Interest Rate. If prior to the first day of any Interest Period, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given
     (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

          3.8 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar
     Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base
     Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

          3.9 Requirements of Law. If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

               (a) shall subject such Lender to any tax of any kind whatsoever with respect to any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for (i) Non-Excluded Taxes covered by Section 3.10 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.10(b)) and (ii) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof));

               (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (c) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduce any amount receivable, provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Agent at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.11. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

     3.10 Taxes.

          (a) Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

               (X) (i)   on or before the date of any payment by the Borrower
          under this Credit Agreement or Notes to such Lender, deliver to the Borrower and the Agent (A) two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes and
          (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

                   (ii) deliver to the Borrower and the Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                   (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

          (Y) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code,(i) represent to the Borrower (for the benefit of the Borrower and the Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Agent two (2) accurate and complete original signed copies of

     Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Agent two (2) further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes;

     unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Each Person that shall become a Lender or a participant of a Lender pursuant to subsection 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms certifications and statements required pursuant to this subsection, provided that in the case of a participant of a Lender the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

          (c) In connection with this transaction there may or may not be due certain documentary stamp taxes and/or intangible taxes imposed by the State of Florida (the "Florida Taxes"). In addition to (and not in limitation of) the indemnification with respect to tax liabilities set forth above, the Borrower agrees to indemnify the Agent and each Lender, their directors, officers, agents and employees from and against any and all liability, damage, loss, cost, expense or reasonable attorney fees which may accrue to or be sustained by the Agent, a Lender or their directors, officers, agents or employees on account of or arising from any claim or action raised by, filed or brought by or in the name of any Florida governmental or administrative department with respect to nonpayment of the Florida Taxes against the Agent, a Lender, or any of their directors, officers, agents or employees.

     3.11 Indemnity. The Borrower promises to indemnify each Lender and to hold each Lender harmless from an loss which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.11 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

     3.12 Pro Rata Treatment. Except to the extent otherwise provided herein:

          (a) Loans. Each Revolving Loan, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Unused Fees, each reduction of the Revolving Committed Amount and each conversion or extension of any Revolving Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans.

          (b) Advances. Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its ratable share of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by such Lender within the time period specified therefor hereunder, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the Federal Funds Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

     3.13 Sharing of Payments. The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.13 to share in the benefits of any recovery on such secured claim.

     3.14 Payments, Computations, Etc.

     (a) Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in dollars in immediately available funds, without offset, deduction counterclaim or withholding of any find, at the Agent's office specified in Schedule 2.1(a) not later than 2:00 P.M. (Charlotte,

North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.12 (a)). The Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which (unless the Base Rate is determined by reference to the Federal Funds Rate) shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

         (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Borrower's Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys, fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

          SECOND, to payment of any fees owed to the Agent;

          THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys, fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Borrower's Obligations owing to such Lender;

          FOURTH, to the payment of all of the Borrower's obligations consisting of accrued fees and interest, FIFTH, to the payment of the outstanding principal amount of the Borrower's Obligations;

          SIXTH, to all other Borrower's obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

          SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above.

         3.15 Evidence of Debt. (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

         (b) The Agent shall maintain the Register pursuant to Section 11.3 (c) hereof, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender's share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

         (c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.15 (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

                                   SECTION 4

                                    GUARANTY

     4.1 The Guarantee. Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement and the Agent as hereinafter provided the prompt payment of the Borrower's obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Borrower's Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Borrower's Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

     4.2 Obligations Unconditional. The obligations of the Guarantors under
Section 4.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Borrower's Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this
Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Borrower's Obligations for amounts paid under this Guaranty until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full, all Commitments under the Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents or Hedging Agreements. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

          (i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Borrower's Obligations shall be extended, or such performance or compliance shall be waived;

          (ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement or any other agreement or instrument referred to in the Credit Documents or Hedging Agreements shall be done or omitted;

          (iii) the maturity of any of the Borrower's Obligations shall be accelerated, or any of the Borrower's Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreements or any other agreement or instrument referred to in the Credit Documents or Hedging Agreements shall be waived or any other guarantee of any of the Borrower's Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

          (iv) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Borrower's Obligations shall fail to attach or be perfected; or

          (v) any of the Borrower's Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreements or any other agreement or instrument referred to in the Credit Documents or Hedging Agreements or against any other Person under any other guarantee of, or security for, any of the Borrower's Obligations.

        4.3 Reinstatement. The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Borrower's obligations is rescinded or must be otherwise restored by any holder of any of the Borrower's obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         4.4 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and. the Agent and the Lenders, on the other hand, the Borrower's Obligations may be declared to be forthwith due and payable as provided in Section 9.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Borrower's Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Borrower's Obligations being deemed to have become automatically due and payable), the Borrower's Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said
Section 4.1.

     4.5 Rights of Contribution. The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 4.5), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 4.5 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 4, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (i) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this Section 4 (hereafter, the "Guaranteed Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guaranteed obligations; (ii) "Excess Payment" shall mean, in respect of any Guaranteed Obligations, the Amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed obligations; and
(iii) "Pro Rata Share", for the purposes of this Section 4.5, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 4.5 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing
Date).

     4.6 Continuing Guarantee. The guarantee in this Section 4 is a continuing guarantee, and shall apply to all Borrower's obligations whenever arising.

                                    SECTION 5

                                   CONDITIONS

     5.1 Closing Conditions. The obligation of the Lenders to enter into this Credit Agreement and to make the initial Loans, whichever shall occur first, shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

          (a) The Agent shall have received original counterparts of this Credit Agreement executed by each. of the parties hereto;

          (b) The Agent shall have received an appropriate original Committed Note for each Lender, executed by the Borrower;

          (c) The Agent shall have received all documents it may reasonably request relating to the existence and good standing of each of the Credit Parties, the corporate or other necessary authority for and the validity of the Credit Documents, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Agent;

          (d) The Agent shall have received a certificate executed by the chief financial officer of the Borrower as of the Closing Date stating that immediately after giving effect to this Credit Agreement and the other Credit Documents, (i) the Borrower on a consolidated basis is Solvent (ii) no Default or Event of Default exists and (iii) the representations and warranties set forth in Section 6 are true and correct in all material respects;

          (e) The Agent shall have received a legal opinion of Holland & Knight, counsel for the Credit Parties, dated as of the Closing Date and substantially in the form of Schedule 5.1(e)

          (f) No material adverse change shall have occurred since December 31, 1995 in the condition (financial or otherwise), business, management or prospects of the Borrower and its Subsidiaries taken as a whole;

          (g) The Agent shall have received copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements of the Credit Documents;

          (h) The Agent shall have received a copy, certified by an officer of the Borrower as true and complete, of the Subordinated Debt Agreement, together with any amendments thereto;

          (i) The Agent shall have received, for its own account and for the accounts of the Lenders, all fees and expenses required by this Credit Agreement or any other Credit Document to be paid on or before the Closing Date; and

          (j) The Agent shall have received such other documents, agreements or information which may be reasonably requested by the Agent.

     5.2 Conditions to all Extensions of Credit. The obligations of each Lender to make, convert or extend any Loan (including the initial Loans) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:

          (i) The Borrower shall have delivered, an appropriate Notice of Borrowing or Notice of Extension/Conversion;

          (ii) The representations and warranties set forth in Section 6 shall be, subject to the limitations set forth therein, true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

          (iii) There shall not have been commenced against the Borrower or any Guarantor an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

          (iv) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto;

          (v) No material adverse change shall have occurred since December 31, 1995 in the condition (financial or otherwise), business, management or prospects of the Borrower and its Subsidiaries taken as a whole; and

          (vi) Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof), the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed the Revolving Committed Amount.

The delivery of each Notice of Borrowing and each Notice of Extension/Conversion shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (ii), (iii), (iv), (v) and
(vi) above.


                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES

     The Credit Parties hereby represent to the Agent and each Lender that:

     6.1 Financial Condition. (a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 1995 and the audited consolidated statements of earnings and statements of cash flows for the years ended December 31, 1995 and December 31, 1994 have heretofore been furnished to each Lender. Such financial statements (including the notes thereto)(i) have been audited by KPMG Peat Marwick, (ii) have been prepared in accordance with GAAP consistently, applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such periods. The unaudited interim balance sheets of the Borrower and its consolidated Subsidiaries as at the end of, and the related unaudited interim statements of earnings and of cash flows for, each fiscal quarterly period ended after December 31, 1995 and prior to the Closing Date have heretofore been furnished to each Lender. Such interim financial statements for each such quarterly period, (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such periods. During the period from December 31, 1995 to and including the Closing Date, except as disclosed on Schedule 6.1(a), there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by, any of them of any business or property (including any capital stock of any other person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which, is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

     (b) The Delivered Annual Statements, including, without limitation, the provisions made therein for reserves, policy and contract claims, copies of which have heretofore been delivered to each Lender, have been prepared in accordance with SAP applied on a consistent basis (except as otherwise disclosed to the Lenders). The Quarterly Statements of each of the Insurance Subsidiaries, including, without limitation, the provisions made therein for reserves, policy and contract claims, as filed with the appropriate Governmental Authorities of its state of domicile, for the fiscal quarters ending March 31, 1996 and June 30, 1996, copies of which have heretofore been delivered to each Lender, have been prepared in accordance with SAP applied on a consistent basis (except as otherwise disclosed to the Lenders). All SAP Statements which have heretofore been delivered to the Lenders fairly present the financial condition, the results of operations, changes in equity and changes in financial position of the Insurance Subsidiaries as of and for the respective dates and period indicated therein.

     6.2 No Change; Dividends. Since December 31, 1995, (a) there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which has had or would be reasonably expected to have a Material Adverse Effect and (b) except as permitted under this Credit Agreement, no dividends or other distributions have been declared, paid or made upon the capital stock or other equity interest in the Borrower or any of its Subsidiaries nor, except to the extent permitted under this Credit Agreement, has any of the capital stock or other equity interest in the Borrower or any of its Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by such Person.

     6.3 Organization; Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged,
(c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with all material Requirements of Law.

     6.4 Power; Authorization; Enforceable Obligations. Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to borrow hereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party, except for consents, authorizations, notices and filings described in Schedule 6.4, all of which have been obtained or made or have the status described in such Schedule 6.4. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties. This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     6.5 No Legal Bar. The execution, delivery and performance of the Credit Documents by the Credit Parties, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or contractual obligation of the Borrower or any of its Subsidiaries in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not violate any provision of the Subordinated Debt Agreement, (c) will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law or contractual obligation, and (d) will not violate or conflict with any provision of any Credit Party's articles of incorporation or by-laws.

     6.6 No Material Litigation. Except as disclosed and described in Schedule
6.6 attached hereto, no litigation investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues which (a) relates to any of the Credit Documents or any of the transactions contemplated hereby or thereby or (b) would be reasonably expected to have a Material Adverse Effect.

     6.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of their contractual obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     6.8 Ownership of Property: Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens.

     6.9 No Burdensome Restrictions. Except as previously disclosed in writing to the Lenders on or prior to the Closing Date, no Requirement of Law or contractual obligation of the Borrower or any of its Subsidiaries would be reasonably expected to have a Material Adverse Effect.

     6.10 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the best knowledge of the Credit Parties, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i), taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed, and, to the best knowledge of the Credit Parties, no claim is being asserted, with respect to any such tax, fee or other charge.

     6.11 ERISA. Except as would not result in a Material Adverse Effect:

     (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

     (b) The actuarial present value of all "benefit liabilities" under all Single Employer Plans (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of all such Plans.

     (c) Neither the Borrower, any of the Subsidiaries of the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, any of the Subsidiaries of the Borrower nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Borrower, any of the Subsidiaries of the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

     (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

     (e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower, each Subsidiary of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the Financial Statements in accordance with FAS 106.

     6.12 Governmental Regulations, Etc.

          (a) No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation G or Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation G, T, U or X.

          (b) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, neither the Borrower nor any of its Subsidiaries (other than RISCORP Asset management, Inc.) is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (c) The Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings, or submissions required to be filed with any Governmental Authority with respect to which the failure to so file will individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), operations, business, assets, liabilities or prospects of any Insurance Subsidiary, or except as otherwise agreed to by the applicable Governmental Authority. All such filings complied with applicable law in all material respects when filed, and no material deficiencies have been asserted by any Governmental Authority with respect to such filings or submissions.

          (d) No director, executive officer or principal shareholder of the Borrower or any of its Subsidiaries is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation 0 issued by the Board of Governors of the Federal Reserve System.

          (e) Each of the Borrower and its Subsidiaries has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business.

          (f) Neither the Borrower nor any of its Subsidiaries is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, count or an other Jurisdiction or of any agency thereof (including without limitation, environmental laws and regulations), which violation could reasonably be expected to have a Material Adverse Effect.

          (g) Each of the Borrower and its Subsidiaries is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

     6.13 Subsidiaries. Schedule 6.13 sets forth all the Subsidiaries of the Borrower at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.

     6.14 Purpose of Loans. The proceeds of the Revolving Loans hereunder shall be used solely by the Borrower for the working capital and general corporate purposes of the Borrower and its Wholly Owned Subsidiaries (other than RISCORP Asset Management, Inc.). The proceeds of the Term Loan shall be used solely by the Borrower to repay in full the Revolving Loans.

     6.15 Environmental Matters.

     (a) Each of the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower or any of its Subsidiaries (the "Businesses"), and there are no conditions relating to the Businesses or Properties that could give rise to liability under any applicable Environmental Laws.

     (b) None of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

     (c) Neither the Borrower nor any of its Subsidiaries has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

     (d) Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of the Borrower or any of its Subsidiaries in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

         (e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Credit Party, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries, the Properties or the Businesses.

         (f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

         6.16 Insurance Policies. All insurance policies or contracts, including, without limitation, annuities issued or assumed by the Insurance Subsidiaries and now in force, are, to the extent required under applicable law, on forms approved by the insurance regulatory authority of the state or jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection except where the issuance of such policies or contracts without such approval or expiration of the period for objection will not, individually or in the aggregate, have a Material Adverse Effect. All policy or annuity dividends and benefits payable by the Insurance Subsidiaries have in all material respects been paid in accordance with the terms of the policies and annuities under which they arose, except for such dividends or other benefits for which such Insurance Subsidiary reasonably believes there is a reasonable basis to contest payment.


                                    SECTION 7

                              AFFIRMATIVE COVENANTS

     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

     7.1 Information Covenants. The Borrower will furnish, or cause to be furnished, to the Agent:

          (a) Annual Financial Statements.

          (i) As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower and its Subsidiaries, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated statements of operations, retained earnings, changes in stockholders' equity and cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Borrower and its Subsidiaries as a going concern.

          (ii) As soon as available, and in any event within 120 days (or, if later, as required by applicable law) after the close of each fiscal year of an Insurance Subsidiary, the most recent SAP Statement of such Insurance Subsidiary, as audited in accordance with applicable law and accompanied by a certificate of a knowledgeable officer of such Insurance Subsidiary to the effect that such SAP Statement fairly presents in all material respects the financial condition of such Insurance Subsidiary and has been prepared in accordance with SAP.

          (b) Quarterly Financial Statements.

          (i) As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrower and its Subsidiaries (other than the fourth fiscal quarter, in which case 120 days after the end thereof) a consolidated and consolidating balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations, retained earnings and cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

          (ii) As soon as available, and in any event within 45 days after the close of each fiscal quarter of an Insurance Subsidiary (other than the fourth fiscal quarter, in which case 120 days after the end thereof), the most recent SAP Statement of such Insurance Subsidiary, in each case accompanied by a certificate of a knowledgeable officer of such Insurance Subsidiary to the effect that such SAP Statement fairly presents in all material respects the financial condition of such Insurance Subsidiary and has been prepared in accordance with SAP.

          (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower; substantially in the form of Schedule 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

          (d) Actuarial Report. Within the period for delivery of the annual financial statements provided in Section 7.1(a)(ii), an Actuarial Report prepared by an independent actuary reasonably acceptable to the Agent and certified as to such Insurance Subsidiary's reserve position as of such fiscal year end by such independent actuary.

          (e) IRIS Test Results. As soon as received after the end of each Fiscal Year of each Insurance Subsidiary, a copy of the final report to such Insurance Subsidiary from the NAIC as to such Insurance Subsidiary's status under the IRIS Tests.

          (f) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

          (g) Reports. Promptly upon transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to its shareholders or to a holder of any Indebtedness owed by the Borrower or any of its Subsidiaries in its capacity as such a holder, (b) copies of any reports on examination or similar reports, financial examination reports or market conduct examination reports by a Governmental Authority with respect to any Insurance Subsidiary relating to such Insurance Subsidiary's insurance business, (c) copies of all Insurance Holding Company Systems Act filings and (d) upon the request of the Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

          (h) Notices. Upon obtaining knowledge thereof, the Borrower will give written notice to the Agent immediately of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (b) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a Material Adverse Effect, (ii) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would likely have a Material Adverse Effect, or (iii) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against such Person or any ERISA Affiliate, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan.

          (i) ERISA. Upon obtaining knowledge thereof, the Borrower will give written notice to the Agent promptly (and in any event within five business days) of: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower, any of the Subsidiaries of the Borrower or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Borrower shall furnish the Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year, (within the meaning of Section 3(39) of ERISA).

              (j) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower or any of its Subsidiaries as the Agent or the Required Lenders may reasonably request.

          7.2 Preservation of Existence and Franchises. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority, except (a) as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 8.4(a), Section 8.4(b) or Section 8.4(c) or (b) as would not, in the reasonable opinion of the Agent, result in a Material Adverse Effect.

          7.3 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP and, with respect to any Insurance Subsidiary, SAP (including the establishment and maintenance of appropriate reserves).

          7.4 Compliance with Law. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would have a Material Adverse Effect.

          7.5 Payment of Taxes and Other Indebtedness. Except as otherwise provided pursuant to the terms of the definition of "Permitted Liens" set forth in Section 1.1, the Borrower will, and will cause each of its Subsidiaries to, pay and discharge (i) all taxes, assessments and governmental charges for levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it shall become due.

          7.6 Insurance/Reinsurance.

               (a) The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

               (b) The Borrower will cause each of its Insurance Subsidiaries to maintain, at all time and in accordance with normal industry practice, Reinsurance Agreements that are with reinsurers rated "A-" or better by A.M. Best & Company, Inc., provided that up to $3,000,000 in Reinsurance Agreements may be with reinsurers that are rated less than "A-" but no worse than "B" by A.M. Best & Company, Inc.

          7.7 maintenance of Property. The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

          7.8 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments (including, without limitation, the Subordinated Debt Agreement) to which it is a party or by which it is bound.

          7.9 Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 6.14.

          7.10 Audits/Inspections. Upon reasonable notice and during normal business hours, the Borrower will, and will cause each of its Subsidiaries to, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person, all (unless an Event of Default shall have occurred and be continuing) at the Lenders' sole cost and expense.

          7.11 Financial Covenants.

                    (a) Consolidated Leverage Ratio. As of the last day of each fiscal quarter, the Borrower shall cause the Consolidated Leverage Ratio to be no greater than 0.45 to 1.00.

                    (b) Consolidated Current Maturities Coverage Ratio. The
               Borrower shall cause the Consolidated Current Maturities

     Coverage Ratio as of the last day of each fiscal quarter to be at least:

             Period                                     Ratio
             ------                                     -----

     Each fiscal quarter end
     occurring from the Closing
     Date through and including
     September 30, 1997                                 1.2 to 1.0

     Each fiscal quarter end
     occurring from October 1, 1997
     through and including September
     30, 1998                                           1.5 to 1.0

     Each fiscal quarter end
     occurring from October 1,
     1998 and thereafter                                1.2 to 1.0

          (c) Consolidated Net Written Premiums to Statutory Surplus Ratio. The Borrower shall cause the Consolidated Net Written Premiums to Statutory Surplus Ratio to be no greater than 3.0 to 1.0 as of the last day of each fiscal year of its Insurance Subsidiaries.

          (d) Risk Based Capital.

               (i) The Borrower shall cause each Insurance Subsidiary to maintain a ratio, as of the last day of each fiscal year, of (A) Total Adjusted Capital (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) to (B) the Company Action Level RBC (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) of at least one hundred twenty-five percent (125%).

               (ii) Notwithstanding the subsection (i) hereof, the Borrower shall cause those Insurance Subsidiaries representing 75%, in the aggregate, of Consolidated Net Written Premiums to maintain a consolidated ratio, as of the last day of each fiscal year, of (A) Total Adjusted Capital (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) to (B) the Company Action Level RBC (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) of at least one hundred fifty-percent (150%).

     7.12 Additional Credit Parties. At any time that the Non-Guarantor Subsidiaries shall at any time have total assets equal to or greater than $500,000, in any instance, or $2,000,000, collectively, then the Borrower will promptly notify the Agent thereof, and promptly cause one or more Non-Guarantor Subsidiaries to become a "Guarantor" hereunder by

               (A) execution of a Joinder Agreement in substantially the same form as Schedule 7.12 attached hereto;

               (B) delivery of such other documentation as the Agent may reasonably request, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent, such that immediately after the joinder of such Subsidiary or Subsidiaries, the remaining Non-Guarantor Subsidiaries shall not have total assets equal to or greater than $500,000, in any instance, or $2,000,000, collectively.

          7.13 Ownership of Subsidiaries. Except to the extent otherwise provided in Section 8.4 (b) and Section 8.11, the Borrower shall, directly or indirectly, own at all times 100% of the capital stock of each of its Subsidiaries.

          7.14 Dividends. The Borrower shall (a) cause each of its Subsidiaries from time to time to pay cash dividends or make other distributions or payments in cash (directly or, through other Subsidiaries of the Borrower, indirectly) to the Borrower in amounts that, taken together, are sufficient to permit the Borrower to (i) pay all principal of and any accrued interest in respect of the Loans and all other indebtedness or obligations of any and every kind owing by the Borrower to the Agent and/or any of the Lenders hereunder as the same shall become due and payable (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) and (ii) pay for all capital expenditures made by the Borrower, (b) cause each of its Insurance Subsidiaries to make payments in accordance with the terms of the Management Agreements, and (c) cause each of its Insurance Subsidiaries to request on a timely basis regulatory approval to the extent necessary for such Subsidiary to pay such dividends or make such distributions or payments.


                                    SECTION 8

                               NEGATIVE COVENANTS

          Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

          8.1 Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

               (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

               (b) Indebtedness of the Borrower and any of its Subsidiaries set forth in Schedule 8.1 (and renewals, refinancings and extensions thereof on terms, and conditions no less favorable to such Person than such existing Indebtedness);

               (c) Intercompany Indebtedness incurred in the ordinary course of business and consistent with the past practices of the Credit Parties or for cash management purposes;

               (d) obligations of the Borrower in respect of any interest rate protection agreement or foreign currency exchange agreement (including, but not limited to, the Hedging Agreements) entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes; provided that, so long as any Subordinated Indebtedness shall remain outstanding, Indebtedness permitted under this Section 8.1(d) may only be incurred to the extent allowed under Section 8.8(a)(i)(C) of the Subordinated Debt Agreement;

               (e) Subordinated Indebtedness; and

               (f) in addition to the Indebtedness otherwise permitted by this
          Section 8.1,

                    (i) other Indebtedness hereafter incurred by the Borrower
               provided that (A) the loan documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to the Borrower that are more restrictive than the covenants and default provisions contained in the Credit Documents, (B) on the date of incurrence of such Indebtedness after giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness, if any, of the Borrower or any of its Subsidiaries, no Default or Event of Default would exist hereunder and (C) so long as any Subordinated Indebtedness shall remain outstanding, Indebtedness permitted under subsection (f)(i) may only be incurred to the extent allowed under Section 8.8 (b) of the Subordinated Debt Agreement; and

                    (ii) Guaranty obligations of any Subsidiary of the Borrower that is a Guarantor with respect to any Indebtedness of the Borrower permitted under this Section 8.1(f).

          8.2 Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of their Property, whether now owned or after acquired, except for Permitted Liens.

          8.3 Nature of Business. The Borrower will, and will cause its Subsidiaries to, remain principally engaged in the property and casualty insurance business and such business activities incidental or related thereto and will not engage in (i) writing lines of insurance for which it does not currently hold all necessary licenses or (ii) any line of business in which they are not currently engaged to such an extent that the business of the Borrower and its Subsidiaries taken as a whole would be fundamentally different in nature from the business of the Borrower and its Subsidiaries on the Closing Date.

          8.4 Consolidation, Merger, Sale or Purchase of Assets, etc. The Borrower will not, nor will it permit any of its Subsidiaries to:

               (a) except in connection with a disposition of assets permitted by the terms of subsection (c) below, dissolve, liquidate or wind up their affairs;

               (b) enter into any transaction of merger or consolidation; provided, however, that, so long as no Default or Event of Default would be directly or indirectly caused as a result thereof, (i) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the surviving corporation; (ii) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower, provided after giving effect to such merger or consolidation, no Default or Event of Default would exist hereunder;

               (c) sell, lease, transfer or otherwise dispose of any Property other than (i) the sale of assets pursuant to Reinsurance Agreements entered into in the ordinary course of business, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person's business, and (iii) the sale of assets to the Borrower or any Subsidiary of the Borrower, provided that after giving effect to such sale or other disposition, no Default or Event of Default would exist hereunder;

               (d) except as otherwise permitted by Section 8.4(b), acquire all or any portion of the capital stock or securities of any other Person or purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the Property of any other Person, unless (i) such Person is engaged in a business or businesses substantially similar to any business currently conducted by the Borrower or any of its Subsidiaries, (ii) such acquisition is approved by the board of directors of such Person,
          (iii) after giving effect on a Pro Forma Basis to any such acquisition:(including but not limited to any

         Indebtedness to be incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith), no Default or Event of Default would exist hereunder and (iv) so long as any Subordinated Indebtedness shall remain outstanding, acquisitions permitted under this Section 8.4(d) may only be undertaken to the extent allowed under Section 8.11 of the Subordinated Debt Agreement.

          8.5 Advances, Investments, Loans, etc.. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or permit to exist any Investments other than Permitted Investments.

          8.6 Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of capital stock of such Person,
     (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries of the Borrower), (c) the Subsidiaries of RISCORP Management may make dividends or other distributions payable to RISCORP Management (directly or indirectly through Subsidiaries of RISCORP Management) and (d) the Borrower may make Restricted Payments if (i) the Subordinated Indebtedness shall have been repaid in full, (ii) the Subordinated Debt Agreement shall have been terminated and (iii) after giving effect on a Pro Forma Basis to such Restricted Payment (including but not limited to any Indebtedness to be incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith), no Default or Event of Default would exist hereunder.

          8.7 Prepayments of Indebtedness, etc.. The Borrower will not, nor will it permit any of its Subsidiaries to, (i) after the issuance thereof,amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness (including, without limitation, the Subordinated Indebtedness) if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (ii)
     (A) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, make (or give any notice with respect thereto) any voluntary or optional payment, any prepayment or any redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness (other than Subordinated Indebtedness) or (B) make (or give any notice with respect thereto) any voluntary or optional payment, any prepayment or any redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due); refund; refinance or exchange of any Subordinated Indebtedness, provided that the Borrower may use cash proceeds received from the issuance of common stock to prepay the Subordinated indebtedness or (C) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document where such change would have a Material Adverse Effect.

          8.8 Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (or series of related transactions) directly or indirectly with or for the benefit of any Affiliate of the Borrower (other than a Subsidiary) or any officer or director of any Affiliate unless (a) such transaction (or series of related transactions) is in the ordinary course of business on terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than the Borrower or any such Subsidiary would obtain in a comparable transaction (or series of related transactions) with a Person not an Affiliate, (b) such transaction (or series of related transactions) is approved by the Board of Director's of the Borrower, and (c) with respect to any transaction (or series of related transactions) involving aggregate payments or commitments in excess of $7,000,000, the Borrower receives an opinion from a nationally recognized investment banking firm, or other nationally or regionally recognized appraisal firm, that such transaction (or series of "related transactions) is fair to the Borrower or such Subsidiary, as the case may be, from a financial point of view. The restrictions contained in the foregoing sentence shall not apply to any payments made under the Existing Affiliate Contracts.

          8.9 Fiscal Year. The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year.

          8.10 Limitation on Restrictions on Subsidiary Dividends and other Distributions, etc.. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to
     (a) pay dividends or make any other distribution on any of such Person's capital stock, (b) subject to subordination provisions, pay any Indebtedness owed to the Borrower or any other Credit Party, (c) make loans or advances to any other Credit Party or (d) transfer any of its Property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) the Subordinated Debt Agreement, as in existence on the date hereof, and (iii) this Credit Agreement and the other Credit Documents.

          8.11 Issuance of Stock. The Borrower will not, nor will it permit any of its Subsidiaries to, issue, sell or otherwise dispose of any shares of capital stock of any Subsidiary of the Borrower (including by way of sales of treasury, stock) or any options or warrants to purchase, or securities convertible into, capital stock of any Subsidiary of a Borrower.

          8.12 Sale Leasebacks. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, become.

     or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (ii) which such Person intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Person to any other Person in connection with such lease.

          8.13 Settlements. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any binding settlement agreement with respect to any litigation, investigation or proceeding, whether pending or threatened, by or against the Borrower or any of its Subsidiaries, unless after giving effect on a Pro Forma Basis to any such settlement (including but not limited to any payment made or any Indebtedness to be incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith), no Default or Event of Default would exist hereunder.

          8.14 No Further Negative Pledges. Except with respect to prohibitions against other encumbrances on specific Property encumbered to secure payment of particular Indebtedness (which Indebtedness relates solely to such specific Property, and improvements and accretions thereto and is otherwise permitted hereby), the Borrower will not, nor will it permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation.

          8.15 No Foreign Subsidiaries. Neither the Borrower nor any of its Subsidiaries will create, acquire or permit to exist any direct or indirect Subsidiary of such Person which is not incorporated or organized under the laws of any State of the United States or the District of Columbia.

                                    SECTION 9

                                EVENTS OF DEFAULT

          9.1 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

               (a) Payment. Any Credit Party shall

               (i) default in the payment when due of any principal of any of the Loans, or

               (ii) default, and such defaults shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or of any

           Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

               (b) Representations Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant here to or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

               (c) Covenants. Any Credit Party shall

                    (i) default in the due performance or observance of any
               term, covenant or agreement contained in Sections 7.2, 7.9, 7.11,
               7.12 or 8.1 through 8.15, inclusive, or

                    (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c) (i) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 45 days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Agent; or

               (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any), or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 8.4 (a), Section 8.4 (b) or Section 8.4 (c), any Credit Document shall fail to be in. full force and effect or to give the Agent and/or the Lenders the Liens, rights, powers and privileges purported to be,created thereby; or

               (e) Guaranties. Except as the result of or in connection with a Dissolution, merger or disposition of a Subsidiary permitted by
          Section 8.4 (a), Section 8.4 (b) or Section 8.4(c), the guaranty given by any Guarantor hereunder (including any Additional Credit Party) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Additional Credit Party) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty or

               (f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to the Borrower or any of its Subsidiaries; or

               (g) Insurance Regulatory Orders. There shall occur any seizure, vesting, or intervention by or under the authority of any Governmental Authority by which (i) the management of any Insurance Subsidiary is displaced, or (ii) the authority of any Insurance Subsidiary is displaced, or is curtailed, in any materially adverse manner; or

               (h) Defaults under Other Agreements.

                    (i) The Borrower or any of its Subsidiaries shall default in the performance or observance (beyond the applicable grace period with respect thereto, if any) of any obligation or condition of the Subordinated Debt Agreement; or

                    (ii) The Borrower or any of its Subsidiaries shall default., in any materially adverse manner, in the performance or observance (beyond the applicable grace period with respect thereto, if any) of any obligation or condition of any contract or lease; or

                    (iii) With respect to any Indebtedness (other than
               Indebtedness outstanding under this Credit Agreement) in excess of $1,000,000 in the aggregate for the Borrower and its Subsidiaries taken as a whole, (A) the Borrower or any of its Subsidiaries shall (1) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

               (i) Subordinated Indebtedness.

                    (i) The violation by any party to the Subordinated Debt
               Agreement of any provision of Section 10 thereof, or the ceasing of such agreement to be in full force and effect; or

                    (ii) The Borrower shall make any payments of principal in
               respect of the Subordinated Indebtedness prior to the repayment in full of the Loans, other than as permitted under Section 8.7; or

               (j) Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving an aggregate liability in excess of $2,000,000 (or, if less and so long as the Subordinated Indebtedness shall remain outstanding, the aggregate amount of judgment liabilities permitted under Section 11.1(j) of the Subordinated Debt Agreement) and any such judgments or decrees shall not (i) have been vacated, discharged or stayed or bonded pending appeal within 45 days from the entry therefor (ii) have been paid or fully covered by insurance provided by a carrier who has acknowledged coverage; or

               (k) ERISA. Any of the following events or conditions, if such event or condition could have a Material Adverse Effect: (1) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (2) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or
          (ii) the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

               (1) Ownership. There shall occur a Change of Control.

          9.2 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the satisfaction of the Required Lenders (pursuant to the voting procedures in Section 11.6), the Agent shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions:

               (i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

               (ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

               (iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

          Notwithstanding the foregoing, if an Event of Default specified in
     Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.


                                   SECTION 10

                                AGENCY PROVISIONS

          10.1 Appointment. Each Lender hereby designates and appoints NationsBank, N.A. (South) as administrative agent (in such capacity as Agent hereunder, the "Agent") of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agent as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein And therein, or any fiduciary relationship with any Lender, and no implied covenants, obligations or liabilities functions, responsibilities, duties, shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Lenders and none of the, Credit Parties shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party or any of their respective Affiliates.

          10.2 Delegation of Duties. The Agent may execute any of their respective duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          10.3 Exculpatory Provisions. The Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Credit Parties to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties or any of their respective Affiliates.

          10.4 Reliance on Communications. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Credit Parties, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.3(b) hereof. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

          10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or a Credit Party referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

          10.6 Non-Reliance on Agent an Lenders. Each Lender expressly acknowledges that each of the Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates has not made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of any Credit Party or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower, the other Credit Parties or their respective Affiliates and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower, the Parties and their respective Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower, the other Credit Parties or any of their respective Affiliates which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          10.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the final payment of all of the obligations of the Borrower hereunder and under the other Credit Documents) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder.

          10.8 Agent in its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries or their respective Affiliates as though the Agent were not the Agent hereunder. With respect to the Loans made by and all obligations of the Borrower hereunder and under the other Credit Documents, the Agent shall have the same rights and powers under, this Credit Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

          10.9 Successor Agent. The Agent may, at any time resign upon 20 days' written notice to the Lenders, and be removed with or without cause by the Required Lenders upon 30 days written notice to the Agent. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation or notice of removal, as appropriate, then the retiring Agent shall select a successor Agent provided such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section
     10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.


                                   SECTION 11

                                  MISCELLANEOUS

          11.1 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower, Guarantors and the Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 2.1(a), or at such other address as such party may specify by written notice to the other parties hereto:

                    if to the Borrower or the Guarantors:

                           RISCORP, Inc.
                           1390 Main Street
                           Sarasota, Florida 34236-5642
                           Attn: Chief Financial Officer
                           Telephone: (941) 951-2022
                           Telecopy:  (941) 951-1495

                    with a copy to:

                           Brown, Clark & Walters
                           Sarasota City Center, Suite 1100
                           1819 Main Street
                           Sarasota, Florida 34236
                           Attn: Daryl Brown, Esq.
                           Telephone: (941) 957-3800
                           Telecopy:  (941) 957-3888
                         if to the Agent:

                             NationsBank, N.A. (South)
                             Independence center, 15th Floor
                             NCl-001-15-04
                             101 N. Tryon Street
                             Charlotte, North Carolina 28255
                             Attn: Agency Services
                             Telephone: (704) 386-8958
                             Telecopy:  (704) 386-9923

                         with a copy to:

                             NationsBank, N.A. (South)
                             1605 Main Street, Suite 101
                             FL4-237-01-04
                             Sarasota, Florida 34236-5847
                             Attn: Mark A. McDonell
                             Telephone: (941) 952-2741
                             Telecopy:  (941) 952-2853

         11.2 Right of Set-Off. In Addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Person to such Lender hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Any Person purchasing a. participation in the Loans and Commitments hereunder pursuant to Section 3.13 or
Section 11.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

          11.3 Benefit of Agreement.

               (a) Generally This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; Provided that none of the Credit Parties may assign or transfer any of its interests without prior written consent of the Lenders; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 11.3, Provided however that nothing herein shall prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) granting assignments or selling participations in such Lender's Loans and/or Commitments hereunder to its parent company and/or to any Affiliate or Subsidiary of such Lender.

               (b) Assignments. Each Lender may assign all or a portion of its rights and obligations hereunder, pursuant to an assignment agreement substantially in the form of Schedule 11.3(b), to (i) any Lender or any Affiliate or Subsidiary of a Lender, or (ii) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) reasonably acceptable to the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower; Provided that (i) any such assignment (other than any assignment to an existing Lender) shall be in a minimum aggregate amount of $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) of the Commitments and in integral multiples of $1,000,000 above such amount and (ii) each such assignment shall be of a constant, not varying, percentage of all such Lender's rights and obligations under this Credit Agreement. Any assignment hereunder shall be effective upon delivery by the assigning Lender to the Agent of written notice of the assignment together with a transfer fee of $3,500 payable to the Agent for its own account from and after the later of W the effective date specified in the applicable assignment agreement and
          (ii) the date of recording of such assignment in the Register pursuant to the terms of subsection (c) below. The assigning Lender will give prompt notice to the Agent and the Borrower of any such assignment. Upon the effectiveness of any such assignment (and after notice to, and (to the extent required pursuant to the terms hereof), with the consent of, the Borrower as provided herein), the assignee shall become a "Lender" for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note (but with notation thereon that it is given in substitution for and replacement of the original Note or any replacement notes thereof). By executing and delivering an assignment agreement in accordance with this Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender, warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of an adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Credit Party or any of their respective Affiliates or the performance or observance by any Credit Party of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement;
          (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents;
          (vi) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender. Notwithstanding the provisions of Section 11.5, each assigning Lender shall pay any and all fees and expenses incurred in connection with any assignments made by it pursuant to this Section 11.3(b).

               (c) Maintenance of Register. The Agent shall maintain at one of its offices in Charlotte, North Carolina a copy of each Lender assignment agreement delivered to it in accordance with the terms of subsection (b) above and a register for the recordation of the identity of the principal amount, type and Interest Period of each Loan outstanding hereunder, the names, addresses and the Commitments of the Lenders pursuant to the terms hereof from time to time (the "Register"). The Agent will make reasonable efforts to maintain the accuracy of the Register and to promptly update the Register from time to time as necessary. The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

               (d) Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder; provided that (i) such selling Lender shall remain a "Lender" for all purposes under this Credit Agreement (such selling Lender's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal" of or rate of interest on or Fees in respect of any Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Conversion Date, the Termination Date or the date of any mandatory prepayment), interest or Fees in which the participant is participating, or (C) except as expressly provided in the Credit Documents, release any Guarantor from its guaranty obligations hereunder, and (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided, however, that such participant shall be entitled to receive additional amounts under Sections 3.6, 3.9, 3.10 and 3.11 on the same basis as if it were a Lender.

          11.4 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive, of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Borrower or: any other Credit, Party to any other, or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

          11.5 Payment of Expenses, etc. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement and (B) of the Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (A) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or
     (B) the presence or Release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased by the Borrower or any of its Subsidiaries, or the failure by the Borrower or any of its Subsidiaries to comply with any Environmental Law (but excluding, in the case of either of clause (A) or (B) above, any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

          11.6 Amendments, Waivers and Consents. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in Writing entered into by, or approved in writing by, the Required Lenders and the Borrower, provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender:

               (i) extend the final maturity of any Loan, or any portion thereof;

               (ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on any Loan or fees hereunder;

               (iii) reduce the principal amount on any Loan, or increase the Commitments of the Lenders over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or of a mandatory reduction in the total commitments shall not constitute a change in the terms of any Commitment of any Lender);

               (iv) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted by Section 8.4(a),
          Section 8.4(b) or Section 8.4(c), release all or substantially all of the Guarantors from the guaranty obligations hereunder;

               (v) amend, modify or waive any provision of this Section 11.6 or
          Section 3.6, 3.10, 3.11, 3.12, 3.13, 5.1, 5.2, 9.1(a), 11.2., 11.3,
          11.5 or 11.9;

               (vi) reduce any percentage specified in, or otherwise modify, the definition of "Required Lenders;" or

               (vii) consent to the assignment or transfer by the Borrower (or any Guarantor) of any of its rights and obligations under (or in respect of) the Credit Documents to which it is a party.

          No provision of Section 10 may be amended without the consent of the Agent.

          11.7 Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

          11.8 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

          11.9 Survival. All indemnities set forth herein, including, without limitation, in Section 3.9, 3.11, 10.7 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Notes and the making of the Loans hereunder.

          11.10 Governing Law; Submission to Jurisdiction; Venue.

                    (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND
               THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of Florida in Sarasota County, or of the United, States for the Middle District of Florida, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three
               (3) days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

                    (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                    (c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE AGENT, THE
               LENDERS, THE BORROWER AND THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          11.11 Severability. if any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

          11.12 Entirety. This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

          11.13 Binding Effect; Termination. (a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower, the Guarantors and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent and each Lender and their respective successors and assigns.

          (b) The term of this Credit Agreement shall be until no Loans or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

          11.14 Confidentiality. The Agent and the Lenders agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Agent or any such Lender by or on behalf of any Credit Party (whether before or after the Closing Date) which relates to the Borrower or any of its Subsidiaries (the "Information"). Notwithstanding the foregoing, the Agent and each Lender shall be permitted to disclose Information (i) to its affiliates, officers, directors, employees, agents and representatives in connection with its participation in any of the transactions evidenced by this Credit Agreement or any other Credit Documents or the administration of this Credit Agreement or any other Credit Documents; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any Governmental Authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement or any agreement entered into pursuant to clause (iv) below, (B) becomes available to the Agent or such Lender on a non-confidential basis from a source other than o Credit Party or (C) was available to the Agent or such Lender on o non-confidential basis prior to its disclosure to the Agent or such Lender by a Credit Party; (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first specifically agrees in a writing furnished to and for the benefit of the Credit Parties to be bound by the terms of this Section 11.14; or (v) to the extent that the Borrower shall have consented in writing to such disclosure. Nothing set forth in this Section 11.14 shall obligate the Agent or any Lender to return any materials furnished by the Credit Parties.

          11.15 Source of Funds. Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

          (a) no part of such funds constitutes assets allocated to any separate. account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

          (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of, such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan); or

          (c) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

     As used in this Section 11.15, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

          11.16 Conflict. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

                           (Signature Page to Follow]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                RISCORP, INC.,
                         a Florida corporation

                         By: /s/ Anthony Tang
                            --------------------------------
                         Name:  Anthony Tang
                         Title: Vice President of Treasury

GUARANTORS:                        RISCORP ACQUISITION, INC.,
                                        a Florida corporation

                                   RISCORP OF FLORIDA, INC.,
                                        a Florida corporation

                                   RISCORP SERVICES, INC.,
                                        a Florida corporation

                                   RISCORP MANAGEMENT SERVICES, INC.,
                                        a Florida corporation

                                   RISCORP WEST, INC.,
                                        an Oklahoma corporation

                                   RISCORP OF VIRGINIA, INC.,
                                        a Virginia corporation

                                   RISCORP OF NORTH CAROLINA, INC.,
                                        a North Carolina corporation

                                   RISCORP INSURANCE SERVICES, INC.,
                                        a Florida corporation

                                   RISCORP MANAGED CARE SERVICES, INC.,
                                        a Florida corporation

                                   RISCORP OF ILLINOIS, INC.,
                                        an Illinois corporation

                                   SARASOTA INTERNATIONAL RISK AND INSURANCE
                                        SERVICES, INC., a Florida corporation

                                   SARASOTA CLAIMS AND INSURANCE SERVICES
                                        CORPORATION, a Florida corporation

                                   COMPSOURCE ACQUISITION, INC.,
                                        a Florida corporation

                                   COMPSOURCE, INC.,
                                        a North Carolina corporation

                                   INDEPENDENT ASSOCIATION ADMINISTRATORS
                                        INCORPORATED, a Florida corporation


                                    By: /s/ Anthony Tang
                                       ---------------------------------------
                                    Name:  Anthony Tang
                                    Title: Vice President of Treasury of
                                           each of the above Guarantors

LENDERS:                           NATIONSBANK, N.A. (SOUTH),
                                   individually in its capacity as a
                                   Lender and in its capacity as Agent

                                   By /s/ Mark A. McDonell
                                     -----------------------------------------
                                   Name:  Mark A. McDonell
                                   Title: Senior Vice President

                                   SOUTHTRUST BANK OF ASSOCIATION

                                   By Anthony D. Nigro
                                      ----------------------------------------
                                   Name:  Anthony D. Nigro
                                   Title: Assistant Vice President